Exhibit 5.1

Matthew T. Browne

(858) 550-6045

mbrowne@cooley.com

April 8, 2008

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by VERENIUM CORPORATION, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, pursuant to which the Company is registering (A) up to 6,486,059 shares of the Company’s common stock (the “Interest Shares”) which the Company may issue in lieu of cash interest payments under the terms of the Company’s 8.0% Senior Convertible Notes due 2012 issued on February 27, 2008 (the “Notes”) and (B) for resale, an aggregate of 47,807,018 shares of the Company’s common stock, including (i) up to 33,333,333 shares (the “Conversion Shares”) previously issued or issuable upon conversion of the Notes, (ii) up to 7,987,626 shares (the “Warrant Shares”) issuable upon exercise of outstanding warrants to purchase common stock issued on February 27, 2008 (the “Warrants”) and (iii) the Interest Shares.

In connection with this opinion, we have examined copies of the Notes, the Warrants and such other documents and have made such other inquiries and investigations of law and fact as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) 220,048 Conversion Shares, which were previously issued upon the conversion and in accordance with the terms of one of the Notes, are validly issued, fully paid and nonassessable and 33,113,285 Conversion Shares, when issued and delivered upon conversion of the remaining Notes in accordance with the terms thereof, will be validly issued, fully paid and nonassessable; (ii) the Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and (iii) provided that issuance of the Interest Shares has been duly authorized by the Company by all necessary corporate action, the Interest Shares, when issued and delivered in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121     T: (858) 550-6000     F: (858) 550-6420     WWW.COOLEY.COM

Verenium Corporation

April 8, 2008

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Matthew T. Browne
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121     T: (858) 550-6000     F: (858) 550-6420     WWW.COOLEY.COM